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                                EXHIBIT 4.7

         SCHEDULE OF NON-EMPLOYEES RECEIVING STOCK OPTION GRANTS

     Date                                     Options    Strike    Exercised
     Granted             Non-employee         Granted     Price   (Cancelled)
     -------             ------------         -------    ------   -----------

1    June 4, 1996        Bill Atherton         17,500    $9.00             -
2    June 4, 1996        David Murfin          17,500    $9.90             -

3    December 20, 1996   Bill Walsh            17,500    $6.125            -
4    December 20, 1996   Stan Clark            17,500    $6.125            -
                                               ------                    ---
                                               70,000                      0
                                               ------                    ---
                                               ------                    ---